Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GHL ACQUISITION CORP.

GHL Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation is GHL Acquisition Corp.  A Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 2007 under the name “GHL Acquisition Corp.”

2.  This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, as amended (“DGCL”), and amends and restates the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation.

3.  The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is Iridium Communications Inc.

ARTICLE TWO

The registered office and registered agent of the Corporation is The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

A.  AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 302,000,000 shares, consisting of:

(A)

2,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”); and

(B)

300,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).

B.  PREFERRED STOCK

The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.  The stockholders of the Corporation may increase or decrease (but not below the number of shares of any class or classes then outstanding) the number of authorized shares of any such class or classes of stock by the affirmative approval of a majority of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), including by a resolution of such stockholders, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefore.

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable, including a rate payable in shares of Preferred Stock, and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of capital stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative; the date or dates from which dividends on shares of such series shall be cumulative, the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of capital stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

C.  COMMON STOCK

Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1.

Voting Rights.  Except as otherwise required by applicable law, holders of Common Stock, voting together as if a single class, shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.  Except as otherwise provided by law, the Common Stock, together as if a single class, shall possess full and complete voting power for the election of members of the Board of Directors.

Section 2.

Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.  Dividends shall be payable only as and when declared by the Board of Directors.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, acting by majority vote, is expressly authorized to make, adopt, alter, amend or repeal the by-laws of the Corporation, except as may be otherwise provided in the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.  Election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, and may not be taken by written consent of stockholders without a meeting.

ARTICLE NINE

Special meetings of the stockholders may be called by the Board of Directors and the Chairman of the Board of Directors in accordance with the by-laws of the Corporation and may not be called by any other person.

ARTICLE TEN

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 and not more than 11 directors.  The exact number of directors within such minimum and maximum shall be fixed solely by the Board of Directors.

ARTICLE ELEVEN

Section 1.   Limitation on Liability of Directors.  The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 2.   Right of Directors and Officers To Indemnity From the Corporation.  The Corporation shall indemnify, in a manner and to the fullest extent permitted by the DGCL, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-

regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Corporation or is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against, in the case of any action, suit or proceeding other than an action or suit by or in the right of the Corporation, all expenses (including court costs and attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom and, in the case of an action or suit by or in the right of the Corporation, against all expenses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful; provided, however, that in an action by or in the right of the Corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and then only to the extent that, the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Court of Chancery of Delaware or such other court shall deem proper.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful.  With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation.  The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article.  However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof)

initiated by the Indemnitee against the Corporation or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld.

Section 3.   Advancement of Expenses.  Subject to the provisions of the last sentence of Section 2 of this Article, any advancement by the Corporation against expenses in advance of the final disposition of the proceeding shall be provided in accordance with the by-laws of the Corporation then in effect.

Section 4.   Procedural Matters.  The right to indemnification and advancement of expenses provided by this Article shall continue as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees.  Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  The Corporation may, by provisions in its by-laws or by agreement with one or more Indemnitees, establish procedures for the application of the foregoing provisions of this Article, including a provision defining terms used in this Article.  The right of an Indemnitee to indemnification or advances as granted by this Article shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

Section 5.   Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 6.   Other Rights to Indemnity.  The indemnification and advancement of expenses provided by this Article shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.

Section 7.   Other Indemnification and Advancement of Expenses. In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as permitted by the foregoing provisions of this

Article, the Corporation may, by action of the Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

Section 8.   Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

ARTICLE TWELVE

Section 1.   Restrictions on Stock Ownership and Transfer.  As contemplated by this Article, the Corporation may restrict the ownership, or proposed ownership, of Common Stock or Preferred Stock of the Corporation by any person if such ownership or proposed ownership (i) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined); (ii) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws; or (iii) subjects or could subject the Corporation to any law, regulation or policy under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (i), (ii) and (iii) collectively, “FCC Regulatory Limitations”). For purposes of this Article, the term “Federal Communications Laws” shall mean the Communications Act of 1934, as amended, and the rules, regulations or policies promulgated thereunder.

Section 2.   Requests for Information.  If the Corporation believes that the ownership or proposed ownership of Common Stock or Preferred Stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

Section 3.   Denial of Rights, Refusal to Transfer.  If (i) any person from whom information is requested pursuant to Section 2 of this Article does not provide all the information requested by the Corporation, or (ii) the Corporation shall conclude in its sole discretion that a person’s ownership or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to the Common Stock or Preferred Stock of the Corporation, results or could result in an FCC Regulatory Limitation, then, in the case of either clause (i) or clause (ii), the Corporation may (a) refuse to permit the transfer of Common

Stock or Preferred Stock of the Corporation to such person, (b) suspend those rights of stock or equity ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (c) redeem the Common Stock or Preferred Stock of the Corporation held by such person in accordance with the terms and conditions set forth herein, and/or exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation.  Any refusal of transfer or suspension of rights pursuant to clauses (a) and (b), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined in its sole discretion that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation.

ARTICLE THIRTEEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE FOURTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by Robert H. Niehaus, its chief executive officer, this 29th day of September, 2009.

GHL Acquisition Corp.

By:

  /s/ Robert H. Niehaus

Name: Robert H. Niehaus

Title:   Chief Executive Officer